Exhibit 14.1
XIOM Corp.

CODE OF ETHICS
FOR
DIRECTORS, CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, CHIEF ACCOUNTING OFFICER OR CONTROLLER AND PERSONS PERFORMING
SIMILAR FUNCTIONS

GENERAL PHILOSOPHY
The honesty, integrity and sound judgment of Xiom Corp.’s (“XIOM” or the “Company”) Chief Financial Officer, Chief Accounting Officer or Controller and persons performing similar functions (collectively the “Principal Officers”) is fundamental to our reputation and success. The professional and ethical conduct of the Principal Officers is essential to the proper functioning and success of XIOM.

APPLICABILITY
This Code of Ethics shall apply to XIOM’s Directors and Principal Officers.

STANDARDS OF CONDUCT
To the best of their knowledge and ability, the Directors and Principal Officers shall:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
provide full, fair, accurate, timely, and understandable disclosure in reports and documents that XIOM files with, or submits to, the Securities and Exchange Commission (“Commission”) and in other public communications made by XIOM;

•	comply with applicable governmental laws, rules and regulations;

•	promote the prompt internal reporting of violations of this Code of Ethics to XIOM's board of directors and outside legal counsel;

•	respect the confidentiality of information acquired in the course of employment;

•	maintain the skills necessary and relevant to XIOM's needs; and

•	proactively promote ethical and honest behavior among employees of XIOM and its subsidiaries.

All Directors and Principal Officers are expected to adhere to the XIOM Code of Ethics. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The Board of Directors shall have responsibility for administration of this Code of Ethics and shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Directors and Principal Officers. In the event that a waiver of, modification of and/or change to this Code of Ethics is approved and granted, then the notice of the waiver, modification, and/or change shall be disclosed as may be required by SEC rules or the rules of any exchange on which the securities of the Company are then trading.